Exhibit 99.1

Perry Ellis International Revises Fiscal 2009 Guidance

•	Updates fiscal 2009 revenue guidance to $860 to $870 million range and diluted EPS guidance to the range of $0.55 to $0.65

•	Identified annual savings of $20 million starting in fiscal 2010 – an 8% reduction on current SG&A structure

•	Presenting at Needham, Cowen and ICR Consumer conferences in January

Perry Ellis International, Inc. (NASDAQ:PERY) announced today that, based on preliminary results from its holiday season and estimates for initial deliveries of Spring 2009 merchandise, the Company anticipates revenues for the fourth quarter ending January 31, 2009 (“fourth quarter fiscal 2009”) at the $200 to $210 million range. This represents a decrease from total revenues of $212.3 million for the same period last year.

These declines are primarily related to (1) retail partners requesting later deliveries of goods, delaying spring deliveries by 30 to 60 days; and (2) a significant increase in markdowns and sales allowances for the holiday season, which was more promotional than originally anticipated.

Compared to the Company’s latest guidance, results for fourth quarter fiscal 2009 were negatively affected by a:

•	Deceleration in sales at the department and specialty store channels, primarily for luxury brands;

•	Reduction of private label replenishment bottoms business; and

•	Weakness in the international markets – Europe and Canada

“The entire apparel industry was faced with a highly promotional environment to drive customer purchases in December, and we were not immune to this phenomenon. Apparel retail sales in dollar terms were down in December, but prices to the consumer were reduced by a higher percentage, thus we believe that the actual number of units sold was higher than last year. As a result, most retailers were able to substantially reduce inventories, which means that for nationally recognized brands, such as ours, open to buy in the next few months might be better than expected and we will have more visibility in the next 30 days,” said Oscar Feldenkreis, President and COO.

Based on current projected results, the Company indicated that it expects diluted earnings per share for the fourth quarter fiscal 2009 to be approximately break-even, as compared to diluted earnings per share of $0.65 during the same period last year. This expectation includes all the currently identified one-time costs associated with the implementation of the strategic review actions such as severance payments.

George Feldenkreis, Chairman and CEO, commented, “As a consequence of the current promotional and highly volatile environment, we have decided to take a conservative approach in our financial planning. At this time, we are projecting a quarter where we will show little if any earnings and consequently we are reducing our guidance for fiscal 2009 to the $0.55 to $0.65 range.”

Update on strategic review of underperforming businesses

The Company also announced that it has eliminated all management bonuses for fiscal 2009 and identified an extra $5 million in annual savings, primarily driven by reductions in headcount and corporate overhead expenses. These savings are on top of the previously announced $15 million in annual savings from the strategic review process.

“We have identified over $20 million in savings for fiscal 2010 by reducing our U.S. workforce, by cancelling bonuses for management and by rationalizing our office space. We are also exiting businesses that have not been profitable for us such as with certain specialty stores, while focusing our immediate attention on maximizing profitability in businesses with strong future potential such as outlet stores and ladies which have underperformed this year. Our cost rationalization plan has been in the implementation stage since October ‘08 and will continue during January, when we will finalize our assessment of the competitive and economic environment. We expect all actions to be finalized by the beginning of February, when we will have better visibility for the first half of next fiscal year,” Mr. Feldenkreis continued.

Updated fiscal 2009 guidance and fiscal 2010 perspective

Accordingly, the Company updated its fiscal 2009 earnings guidance to the range of $0.55 to $0.65 per fully diluted share from the previously announced range of $0.90 to $1.10 per fully diluted share. The Company also revised its revenue guidance for the twelve months ending January 31, 2009 (“fiscal 2009”) from the $875 - $900 million to the $860 - $870 million range.

Mr. Feldenkreis commented, “We believe there will be great opportunities for strong companies, like ours, to pick up market share from competitors either through M&A or by exclusivity with retailers. Several of our competitors are in a weak financial condition and trading in businesses which have declined more than the rest of the industry. While we are planning for a weak first half of 2009, we believe our actions will enable us to maximize profitability and sales in this difficult environment.”

The Company indicates that based on the cost reduction initiatives and initial bookings for fiscal 2010, it expects to exceed the current mean estimate on First Call of $1.05 per fully diluted share.

“We feel confident that the actions we have taken during fourth quarter will significantly enhance our profitability next year. However, at current time we still need to finalize our bookings for the first half of next year before we are comfortable issuing our fiscal 2010 guidance. Our final 2010 guidance will be provided when we announce our fourth quarter and full fiscal 2009 results, this March,” Mr. Feldenkreis concluded.

Presenting at multiple investor conferences in January

Finally, the Company also announced today that it will be presenting at the 11th Annual Needham and Company Growth Stock Conference on Wednesday, January 7, 2009 at 10:30 AM EST at the New York Palace Hotel in New York; at the 7th Annual Cowen and Company Consumer Conference on Tuesday, January 13, 2009 at 9:00 AM EST at the Westin New York at Times Square in New York; and at the 11th Annual ICR XChange Conference on Wednesday, January 14, 2009 at 4:20 PM PST at the St. Regis Monarch Beach Resort & Spa in Dana Point, California. All presentations will be available live via webcast at the Company’s website (http://www.pery.com) for 30 days following these conferences.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s, women’s and children’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts and tops, suit separates, sweaters, dresses, pants, shorts, jeans wear, outerwear, swimwear, golf apparel and activewear is available throughout all major levels of retail distribution. Through its wholly owned subsidiaries, the Company owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Perry Ellis America®, Perry Ellis Portfolio®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Munsingwear®, Savane®, Farah®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Axist®, Manhattan®, John Henry®, Tricots St. Raphael®, Mondo di Marco®, Redsand®, Gotcha®, and MCD®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and Jag® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International